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                                                                  Exhibit 10(bm)

                                 DEFIANCE, INC.
                            CHANGE OF CONTROL POLICY


This policy is set forth by the Board of Directors to ensure certain key executives of Defiance, Inc. (the "Company") are afforded a continuing income to facilitate the change in their lives resulting from termination from the Company due to a Change of Control. This policy obligates the Company accordingly to these executives subject to changes in applicable law and further actions of the Board of Directors. The Board of Directors reserves the right, at its discretion, to alter, amend or even terminate this policy, however, any such change in the policy shall only take effect two (2) years after the date upon which the Board of Directors institutes said change of the policy.

If an executive is terminated due to a Change of Control, the executive's base salary (immediately before said termination), incentive bonuses (which bonuses shall be the average of the incentive bonuses paid to the executive for the two years preceding said termination), all insurance, medical benefits and company car or car allowance (provided to the executive immediately prior to said termination), will be continued for a period of two years from date of termination, and all stock options outstanding will be immediately vested as well as all contributions to the Defiance, Inc. Retirement Savings Plan (401(k)
Plan), the Defiance, Inc. Supplemental Executive Retirement Plan (SERP) and the Defiance, Inc. Supplemental Savings and Deferred Compensation Plan (make-whole
SERP).

A "Change of Control" shall be deemed to have taken place if, as the result of a tender offer, exchange offer, merger, consolidation, sale of assets, contested election, or any combination of the foregoing or other similar extraordinary transactions, the persons, who are directors one year prior to the first of any such events to occur, shall cease to constitute a majority of the board of directors of the Company or any parent or successor to the Company.

Termination due to a Change in Control is deemed to occur if, within two years after the Change of Control, without the executive's written approval: (1) the executive's employment is terminated; (2) the executive experiences any reduction in aggregate direct remuneration, position, responsibility or duties from those enjoyed by the executive immediately prior to the Change of Control;
(3) the executive experiences any reduction in the aggregate of employee benefits, prerequisites, or fringe benefits from those enjoyed by the executive

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immediately prior to the Change of Control; (4) the Company requires that the executive's principal place of work is more than twenty-five (25) miles from the executive's principal place of work immediately prior to the Change of Control or the executive is required to travel in connection with the executive's employment to a greater degree than was customary during the year prior to the Change of Control; or (5) there is a liquidation, dissolution, consolidation or merger of the Company, or transfer or all or a significant portion of its assets unless the successor(s) assume all the duties and obligations to the executive set forth in this policy.

This policy updates and supercedes the Change of Control policy adopted by the Board of Directors on September 22, 1994.

The key executives to whom this policy applies as of July 24, 1998 are as follows:

Michael Meier
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VP Finance and Chief Financial Officer, Defiance, Inc.

Cliff Schumacher
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VP Marketing and Corporate Development, Defiance, Inc.

Benjamin Scherschel
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President, Defiance Precision Products, Inc.

Fred Burke
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President, Hy-Form Products, Inc. and Binderline Draftline, Inc.

Michael Madden
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President, Defiance Testing & Engineering Services, Inc.